FOR IMMEDIATE RELEASE

Contact:
Director of Corporate Communications
Jennifer McGuffin
+1 630 245 1780
media@calamos.com

Calamos Asset Management, Inc. Appoints Gary Black to Board of Directors

Naperville, IL, November 6, 2012 – The Calamos Asset Management, Inc. (NASDAQ: CLMS) Board of Directors announces the appointment of Mr. Gary Black, effective November 1, 2012.

“We are pleased to welcome Gary Black to the Calamos Asset Management Board of Directors. Given his extensive leadership experience in the asset management industry and his key role as Global Co-Chief Investment Officer of our firm, Gary is in a unique position to add value for our shareholders,” stated John P. Calamos, Sr., Chairman, Chief Executive Officer and Global Co-Chief Investment Officer.

Gary Black, Global Co-Chief Investment Officer of Calamos Investments, previously served as Chief Executive Officer, Chief Investment Officer and founding member of Black Capital, LLC. Prior to that, he served as Chief Executive Officer of Janus Capital Group from January 2006 through July 2009, and President and Chief Investment Officer from April 2004 to January 2006. Prior to joining Janus, Gary was Chief Investment Officer of Global Equities at Goldman Sachs Asset Management (GSAM), which he joined as a partner in June 2001. Prior to this role, Gary headed GSAM’s U.S. distribution efforts. Previously Gary was Executive Vice President and head of Alliance Bernstein’s global institutional business. He started his investment career in 1992 at Sanford C. Bernstein where he served as a senior research analyst and was named top analyst in his sector for six consecutive years. Gary earned an M.B.A. from Harvard Business School and a B.S. Economics degree from the Wharton School of the University of Pennsylvania.

About Calamos

Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified global investment firm offering innovative investment strategies including equity, fixed income, convertible and alternative investments, among others. The firm offers strategies through separately managed portfolios, mutual funds, closed-end funds, private funds and UCITS funds. Clients include major corporations, pension funds, endowments, foundations and individuals. Headquartered in the Chicago metropolitan area, the firm also has offices in London and New York. For more information visit Calamos.com.

Source: Calamos Asset Management, Inc.
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